EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the references to our firm and to the use of our reports effective January 1, 2004; December 31, 2004; and December 31, 2005 in the Energy Partners, Ltd. Annual Report on Form 10-K for the year ended December 31, 2005 to be filed with the Securities and Exchange Commission on or about February 21, 2006.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
February 20, 2006

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